EXHIBIT 99.1

Stratagene First Quarter 2004 Earnings Conference
Moderator: Jennifer Beugelmans
June 10, 2004, 8:00 a.m., PT

Operator	Good morning, ladies and gentlemen, and welcome to the Stratagene first quarter 2004 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, June 10, 2004.

I would now like to turn the conference over to Ms. Jennifer Beugelmans of the EVC Group. Please go ahead, ma’am.

J. Beugelmans	Good morning, everyone. This is Jennifer Beugelmans with the EVC Group, investor relations counsel to Stratagene.

Thank you for joining us this morning for the conference call and webcast to review financial results for Stratagene’s standalone operations for the first quarter ended March 31, 2004.

If you have not received a copy of the results news release issued after market close yesterday and would like one, please call our office at 415-896-6820.

Additionally, we have arranged for a tape replay of this call which may be accessed by phone. This replay will take effect approximately one hour after the call’s conclusion and remain in effect through midnight Pacific Time on June 17, 2004. The number to access the replay is 800-405-2236 and for international callers, the replay number is 303-590-3000. The pass code for both replay dial-in numbers is 582466 and the pound key.

In addition this call is being webcast live and an archived replay will also be available. To access the live webcast or the archive, go to Stratagene’s website at www.stratagene.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events or the company’s beliefs about its revenues, operating model and earnings for the second quarter of 2004 and the second half of 2004 ending December 31, 2004. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We wish to caution you that such statements are just predictions and involve risks and uncertainties. Actual results may differ materially.

Factors that may affect actual results are detailed in the company’s filings with the Securities and Exchange Commission including its Form S-4. As a result, stockholders and others are cautioned not to place undue reliance in these forward-looking statements.

In addition, the factors underlying the company’s forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, they may choose from time to time to update them and if they do so, they will disseminate the update to the investing public.

Now I’d like to the call over to Joe Sorge, Chairman, President and Chief Executive Officer of Stratagene.

J. Sorge	Thank you, Jennifer, and good morning to everyone. Also on the call today is Reg Jones, Stratagene’s new Chief Financial Officer who joins our team as a result of our merger with Hycor Biomedical which closed on June 2nd. We welcome all of the Hycor shareholders as shareholders of Stratagene.

We’re conducting the call this morning to provide our new investors, as well as the investing community with an update on the financial performance of Stratagene and to present the combined financial outlook for Stratagene and Hycor for the remainder of the year.

Financial results released yesterday afternoon reflect the financial performance of Stratagene independent of Hycor during the first quarter which ended March 31st. As you may know, Hycor released their first quarter results at the end of April. Reg will review the financial highlights later in the call, as well as our combined financial outlook for the rest of the year.

What I’d like to focus on this morning are three topics.

First, what drove our business during the first quarter. Second, a brief review of the combined operations. And third, our strategic and operational goals going forward.

Let’s begin with the first quarter. We had strong growth during the quarter with a 15% year-over-year increase in revenue. Our growth was led by sales of our Mx3000P instrument. This instrument allows scientists to quantify the amount of DNA or RNA in a test sample, a procedure that can be useful in both the research and clinical laboratories.

Other factors contributing to the first quarter growth were a 70% year-over-year increase in our quantitative polymerase chain reaction kit sales called PCR and if it’s quantitative we call QPCR. You may hear those words in the future; an 18% increase in our mutagenesis kit sales and higher than originally forecasted sales of our Mx4000 instrument. At the same time revenue from older product lines decreased at varying rates. We continued to invest in new product development during the quarter, especially in the areas of PCR enzymes, proteomics, cell biology and instrumentation.

Let me now turn to a brief review of the company that was formed with the merger closing on June 2nd. The new Stratagene is a developer and marketer of specialized life science consumables, diagnostics and instrument systems. Both Stratagene and our new Hycor operations serve life science, laboratory-based customers with product lines that utilize biological materials such as antibodies and genetic materials.

We both generate a significant portion of revenue in international markets and we offer our customers both consumables and instruments. From an operational perspective, we are both vertically integrated and manufacture the vast majority of our products in-house.

Finally, and perhaps most importantly, Stratagene’s molecular technology combined with Hycor’s diagnostics expertise creates a serious new opportunity in the molecular diagnostics marketplace. Products from the historical Stratagene operation are used by researchers to identify genes and proteins, study how cells are regulated by genes and proteins, determine the molecular mechanisms of health and disease, search for new drug therapies, develop diagnostic tests and evaluate the safety of compounds used in food and pharmaceuticals. We are known for our continuous innovation in product development.

Our team of over 60 researchers led by some 20 PhDs, have created a unique product line. About 50% of our product revenues are from patented products and over 40% of our revenues have been generated from products launched since 2000. Our major products include enzymes used in the polymerase chain reaction or PCR, quantitative PRC instrumentation and chemistry, kits used for the cloning and study of genes and various technologies for studying proteins and cells including proteomic and cell signaling products.

We have had significant success recently with instrumentation for quantitative PCR. Our Mx3000P instrument has been well received by the marketplace. It offers customers one of the lowest cost, full featured instrument solutions available.

Today Stratagene has a diverse patent and trade portfolio with more than 125 issued patents and more than 155 pending patent applications. And we have some promising new technology for molecular diagnostics called FullVelocity.

FullVelocity is a new quantitative PCR technology. It provides a way to detect very small numbers of DNA and RNA target molecules such as are found in viruses, blood and cancer specimens. For example, FullVelocity could be used to screen for the presence of HIV, hepatitis or SARS. In addition, it could be used to diagnose cancer at an early stage or monitor the progress of anti-cancer drugs. It could also be used to detect the presence of small variations in the genetic code of an individual.

In the future the presence or absence of such variations could guide physicians when they make decisions about an appropriate therapy such as choosing the right drug or dosage to prescribe.

FullVelocity kits have been designed to be used on our Mx3000 and Mx4000 instruments, providing a complete solution for quantitative PCR applications.

We market our products through a technically trained direct salesforce in North America and Europe with 40 sales territories and have recently entered the Japanese market with a direct sales effort. The academic community represented approximately 60% of our sales in the first quarter followed by biotech companies, government institutions, hospitals, pharmaceutical companies and industrial customers.

Our Hycor operations offer differentiated diagnostics in the allergy, autoimmune and urinalysis market. In the allergy market we currently offer more than 1,000 different allergens through an automated test system that replaces laborious manual processes. In the autoimmune sector we offer 37 autoimmune diagnostic products through an automated test system, more than anyone else in the market.

Now that the merger is complete we are going to initiate an effort to execute on what we believe are the significant product development opportunities between the two companies. We also believe that we’ll be able to generate cost savings through synergies in both Hycor and Stratagene. And finally we believe that we’ll be able to continue to grow the Hycor allergy and autoimmune product lines.

Looking further out beyond 2004, our goals include continuing to grow our molecular and cellular biology, allergy and autoimmune product lines, as well as develop molecular diagnostic kits and instruments based on the core competencies of both organizations.

We have signed agreements with Bayer and with Beckman Coulter to adapt our autoimmune detection chemistries to their clinical instrument platforms. We believe that our FullVelocity technology will be attractive to companies developing diagnostic kits as well as to clinical reference laboratories that provide high volumes of diagnostic tests for the medical community.

The molecular diagnostics market is approaching $2 billion worldwide and is growing significantly. We believe that FullVelocity represents an attractive alternative to the technologies currently being used in that $2 billion business.

Now, I’d like to turn the call over to Reg Jones.

R. Jones	Thanks, Joe, and good morning, everyone. Rather than review all the financial results that were in the release issued yesterday, I’d like to focus on some of the highlights.

Our year-over-year first quarter revenue growth of 15% was 11% in constant currency. In addition, Stratagene’s operations entered 2004 with a substantial backlog of orders. Delivering on this backlog generated approximately 45% of our revenue growth during the quarter. We don’t anticipate having a similar backlog position at the end of Q2 or going forward.

Gross margin improved by nearly 100 basis points during the quarter due to increased sales of higher margin products and cost reductions of certain instrumentation products. R&D expenses declined by $200,000 due to the transition of the new instruments from R&D to manufacturing in the third quarter last year.

Selling and marketing expenses were essentially flat at 21% of revenue.

G&A costs increased $800,000 due to increased legal costs associated with Stratagene’s new credit facilities and patent litigation. Net income increased 63% for the quarter over the prior quarter from $1.3 to $2.1 million.

As you may know, Hycor Biomedical released its first quarter earnings on April 27th, but to review its performance, sales increased 12% which was 9% in constant currency compared to the same period last year. The higher growth rate was in both the allergy and urinalysis product lines.

Gross margins increased due to the higher margin urinalysis product increases as well as receipt of a final $.1 million royalty payment.

Operating expenses increased $.3 million primarily due to merger related expenses during the quarter. Hycor’s income tax rate increased from 11% to 35% due to the reversal of evaluation allowance in the fourth quarter of 2003; however, net income still increased 60% over the prior year and earnings per share increased from 4 to 6 cents.

Now let’s turn the Stratagene standalone balance sheet at the end of the first quarter. Highlights include a cash position of slightly more than $3 million and inventories of approximately $8 million which are up 3% from December 31st.

Accounts receivable increased to $8.7 million due to higher sales in the quarter but the DSO for the quarter was 38 days, consistent with the prior year.

Total current assets as of March 31 were approximately $26.3 million and Stratagene’s total assets were approximately $40.8 million.

Our total debt at March 31st was approximately $30 million; however, $9 million of this debt was converted into Stratagene common stock as of the date of the merger.

Now I’d like to turn to our guidance. As we reviewed in our news release yesterday afternoon, we expect the sales cycle of our Mx3000P instrument will lengthen beginning in the second quarter. Additionally we believe that favorable foreign currency effects are not expected to be as large in the second quarter as they were in the first. These factors lead us to currently believe that we will generate approximately $19 million in revenue during the second quarter which includes Hycor revenue from June 3 on.

We expect to record nonrecurring merger related expenses of approximately $2.7 million in the second quarter and have a net loss of approximately $400,000 to $800,000.

For the second half of the year we currently expect to generate revenues of approximately $44 to $46 million. Cost of goods are expected to be in the 35% to 37% of sales range, while R&D is expected to be 12% to 14% of revenue.

SG&A is expected to be approximately 35% to 37% with operating income expected to be approximately 12% to 14% of revenue. Interest expense is expected to be about 1% of revenue due to the refinancing and our net margin is expected to be about 7% to 9% of revenue or based on a fully diluted weighted average common shares outstanding count of approximately 22.5 million, earnings per share of between 13 and 15 cents.

I believe that’s all I’ve got, Joe.

J. Sorge	Thank you, Reg. Now, operator, we’d like to open up the call to questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Aaron Geist with Robert W. Baird. Please go ahead with your question.

A. Geist	Good morning, everyone. Congratulation for closing the deal.

Management	Thank you, Aaron.

A. Geist	You’re welcome. Can you talk a little bit more about the reagent sales you anticipate for the real time products for the remainder of the year? I understand you had a big backlog that you placed in the first quarter, but can you talk a little bit more about the reagents that we should see on a going forward basis for those kits?

J. Sorge	First of all, I want to clarify the backorder was on the instrument side for quantitative PCR which we cleared up toward the beginning of the year. The reagents, we sell two kinds of kits. The first type of kit is called the Brilliant Kits. They’re based on an enzyme that’s called Taq and the second is our brand new FullVelocity kits which is based on a faster enzyme formulation.

We experienced I believe 70% growth in these quantitative PCR reagents in the first quarter of this year and anticipate that we will have robust growth in this product area going forward. This is a real growth driver for our company and we expect to see some continued robust growth.

I have to say though we’re starting out from a position of small market share and because of the visibility that we’re getting with our Mx3000P instrument, we’re driving the growth of the reagents along with it. But I believe as customers begin to use those reagents they will come back to us for continued orders.

A. Geist	Can you talk a little bit about the gross margin differential between the instruments and the reagents, specifically in QPCR?

J. Sorge	In general, our gross margins for instruments run between 50% and 60%. The Mx3000 is in the middle of that range and we expect to have some further margin improvement as we cost engineer the instrument.

The biologicals tend to be naturally, without a royalty burden, in the 80% range. However, we do pay Roche a royalty on our quantitative PCR consumables, but that royalty obligation will be expiring in March of 2005. So while we may be in a 65% to 70% gross margin range currently, we expect that gross margin to go up closer to 80% when the royalty expires provided there’s not too much price erosion in the marketplace.

A. Geist	Sounds good. Can you talk a little bit about the cost savings that you anticipate and built into the model for 2004 between the combined companies?

J. Sorge	Yes. Initially we have some reasonable cost savings just due to management restructuring. As you know, David Tholen, Chief Executive Officer of Hycor, has moved to the Board of Directors. Reg Jones is filling the Chief Financial Officer role for the combined company and there have been some changes in administrative positions and a little bit of reshuffling in financial positions.

As we move forward we’re looking for some additional savings perhaps on the distribution end. And then also we’re looking to do some joint manufacturing of the molecular products at Hycor using Hycor’s infrastructure to carry that out as well as Stratagene’s infrastructure to carry out the manufacturing of future clinical instrumentation.

We believe that we have capacity right now that can be utilized in the future to expand both companies’ product lines.

A. Geist	Can you talk a little bit more about the launch of the FullVelocity molecular diagnostic products?

J. Sorge	FullVelocity was launched about 3 weeks ago. It is an alternative to Taq based quantitative PCR. In side by side comparisons we see excellent performance, in fact we often will beat the Taq based products of our major competitors.

In particular we see excellent performance in what we call single tube reverse transcribed quantitative PCR which we abbreviate as RTQ-PCR. In that application, which is the type of application that would be used to diagnose for example HIV virus for AIDS or hepatitis C virus, we outperform the Taq based products significantly due to the compatibility of the reverse transcript base with our FullVelocity reagents.

We don’t anticipate an enormous groundswell of adoption in the research market, but the real advantage to FullVelocity is it lies outside the scope of some patents that may be an issue for other companies. But FullVelocity has freedom to operate in the clinical diagnostics arena so we see it as an excellent alternative for clinical diagnostic quantitative PCR.

A. Geist	Can you just give us an idea of when we should anticipate seeing these viral products, these products specifically for the market?

J. Sorge	We expect probably in Q2 of ‘05 to begin to launch some products, although in the meantime we’re going to be working with larger diagnostic companies to have them evaluate full velocity technology as an alternative to what they may be using or plan to use in both viral and bacterial diagnostics, as well as cancer.

A. Geist	Thank you very much.

J. Sorge	You’re welcome.

Operator	Our next question comes from Jim Battaglia with JP Turner and Company. Please go ahead with your question.

J. Battaglia	Hey, guys, congratulations again on getting the deal done. It’s been a long road, Reg.

A quick question for you on the debt that you guys refinanced. I seem to remember when this deal was originally announced your debt I think was around $20 million. It looks like it’s up to about $30 million now, but $9 million has been refinanced. Given that refinancing (and it was converted into stock) if you can tell me, who owns that stock. Is it individual guys, institutions, how many shares, what price it was converted at and what the lock up is, if any?

J. Sorge	I’ll take that question, Reg. I just want to clarify, when the deal was announced Stratagene actually had about $30 million in debt. There was approximately $24 million to Oak Tree Capital in subordinated convertible debt and $6 million of industrial revenue bonds for a facility that we have out in Austin, Texas.

So we refinanced $15 of the $24 million of Oak Tree subordinated debt in January of 2004, lowering our interest rates from 15% at the time to an average of about 4% to 5% now. The other $9 million of the Oak Tree subordinated debt converted to common stock as of the close of the merger on June 2nd.

So currently we have ... and we’ve paid down some of the Merrill Lynch senior debt to I would guess about $14 million now. I think the industrial revenue bond is down to about $5 million so I’d say we have approximately $19 million of senior debt at interest rates ranging from 1.6% to 4.5%.

J. Battaglia	And that savings is built into your model moving forward?

J. Sorge	Moving forward we see interest expenses on the order of $160,000 to $170,000 a quarter as compared to close to $700,000 we reported in Q1.

J. Battaglia	Okay. And can you tell us on that conversion back when the deal was done last week, how many shares that represents or what price and if there’s any lock up?

J. Sorge	It represents about 1.7 million shares, that’s a rounding. The price ...

J. Battaglia	I think I can figure it out from there. The 1.7 million helps. And is there any lock up on it?

J. Sorge	There’s a lock up of 30 days, as with the other Stratagene shareholders. I’ve spoken with Steve Kaplan about his strategy and I can’t speak for Steve, but I’m not worried that there’s any rush to go out and sell the stock. I have a feeling Steve’s happy with the investment and anticipate that he will be intelligent in the way that they go about disposing of that stock over time.

J. Battaglia	Got it. Alright, thanks guys.

Management	You’re welcome.

Operator	Our next question comes from Bill Quirk with RBC Capital Markets. Please go ahead with your question, sir.

B. Quirk	Thanks. Good morning, guys.

J. Sorge	Good morning.

B. Quirk	I was hoping, and maybe I missed it earlier in the conversation, but could you talk a little bit more about the relationships with both Bayer and Beckman and perhaps give us a little more specifics on potential target products that you’re looking to adapt to some of their platforms and just kind of give us a little more background on that?

J. Sorge	Reg, would you like to take that one?

R. Jones	Sure. These are Hycor deals that were entered into last year. And what they are is we have a line of autoimmune products that we now currently sell in a format called 96-well plates. But the big labs use highly automated instrumentation and neither of these companies has an autoimmune product line so we have a development deal with them that we adapt our autoimmune reagents to their platform which happened to be magnetic beads in this case.

The first product that we’re adapting for both of them, and both of the deals are essentially the same, is called ANA. ANA is the first screening test you would test for any autoimmune disease. If you have a positive result here, you’ve got an autoimmune disease. You don’t know which one at that point, but you know you’ve got one.

So that’s the first product that we’re developing for both of them. We hope to start seeing some sales very late in the year, very minimal sales, but we expect it to be a very big success for us going forward.

B. Quirk	Okay and so we should largely think about the expectation that we should see this ramp in ‘05, would that be fair to say?

R. Jones	Yes, that would be

B. Quirk	And then is that structured as kind of a royalty arrangement?

R. Jones	No, it’s not. It’s a manufacturing agreement and for each company it’s at a different level, but we’ll make a certain part of the raw materials which they will further package.

B. Quirk	Okay and have you guys talked publicly at all about expectations from either of these agreements for ‘05?

R. Jones	No, we have not. We know the market is large, but a lot of it’s contingent upon their sales success so the sooner we can launch though the better because then we’ll be the first.

B. Quirk	Okay, fair enough. And then just talking about free cash flow expectations for the full year, have you guys talked about this or are you willing to do so at this point?

R. Jones	We haven’t talked about it. We are certainly cash flow positive and we’re paying down our debt at the rate of about $250,000 a month as part of the new refinancing.

J. Sorge	Let me just add to that that we would estimate depreciation and amortization to be at about $3 million a year going forward, so you can add that to the operating income and get an estimate of what cash flow might be, minus obviously the servicing of the senior debt.

B. Quirk	Okay, sounds good. Thanks very much, guys.

J. Sorge	You’re welcome.

Operator	Thank you. Our next question comes from Bradley Donner with JP Turner. Please go ahead with your question.

B. Donner	Hi, guys. Hey, Reg, Joe, I wanted to ask you guys if you were doing anything to help out with some of the exposure you guys are getting for the company out on the Street? The volume on the stock’s been fairly anemic and I was wondering if there was anything being done to maybe get the story out there for some other people to get involved?

J. Sorge	Yes, we’re actually going to present at an RW Baird conference in New York on I believe August 5th and we are talking with some investment bankers about putting together a road show to get out there and tell the story.

Although from the discussions I’ve had, I think one of the things that we really need to do is get some institutions into the stock and from what I understand the best way to do that is to make some large blocks of stock available to institutions in some type of a structured sale. So we’re considering, if the price is attractive going into the early fall, to go around and possibly do an offering to some institutions to pick up the amount of volume out there.

B. Donner	You’re saying an offering in the form of maybe doing a secondary offering, is that what you’re looking to do?

J. Sorge	We’re evaluating that now, yes, and we’re going to talk with some bankers about what kind of interest there might be out there and if we see good interest, then we might go around and do that.

B. Donner	Okay and potentially raising some capital. What would be the use of those proceeds?

J. Sorge	I think most of it would be for the company. We’re looking at some potential acquisitions where cash might be helpful. We’re also looking at some technology to license and possibly acquiring some product lines and general purpose use. We also expect that if we do a secondary offering there may be some shareholders who wish to sell along with that and we would look to accommodate that if the investment bankers thought that would be judicious.

B. Donner	Are you currently talking to anybody right now regarding that?

J. Sorge	Anybody in terms of ...?

B. Donner	n particular. You said you’re looking to do that, you said you’re discussing that. Is that amongst yourselves or are you discussing that out on the Street? I mean are you talking to people openly about that currently?

J. Sorge	Are we talking to bankers or investors?

B. Donner	Right, bankers.

J. Sorge	Bankers. I have frequent discussions with bankers all the time and so those types of discussions are talked about frequently. There’s no formal plan at the moment, but it’s something that I’ve heard is a reasonable course of action.

B. Donner	Okay, well you guys did a great job in reducing your debt and particularly the interest payments that you’re making. That should help you guys out considerably. I look forward to hopefully meeting you guys when you head out on the road show.

J. Sorge	Thank you very much.

B. Donner	Alright, thanks.

Operator	Thank you. Management, at this time we have no further questions. Please continue with any further statements that you would like to make.

J. Sorge	I’d just like to thank you all for joining on the call and we look forward to interacting with you all in the future.

Operator	Ladies and gentlemen, this concludes the Stratagene first quarter 2004 earnings conference call. If you would like to listen to an audio replay of today’s conference call, please dial into 1-800-405-2236 or 303-590-3000, using the access code 582466.

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